Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
Bank of Marin
916-231-6703 | YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp Welcomes Cigdem Gencer
to its Board of Directors

NOVATO, CA – October 18, 2023 — The Board of Directors for Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin, is pleased to announce the appointment of Cigdem Gencer to its board of directors. Gencer’s appointment, which is effective October 20, 2023, increases the Board membership to thirteen directors.

“On behalf of the board of directors and Bank, I am honored to welcome Cigdem to our team,” said Willie McDevitt, board chair. “Her vast experience and perspective will add to our robust and talented team, whose commitment to the Board ranges from two to 34 years. Her appointment is significant as it demonstrates progress in our commitment to enhancing the diversity of our board.”

Gencer brings extensive leadership and financial services experience to the Board. Throughout her career, she has developed and executed transformative growth, expansion, and investment strategies for organizations, including international expansion efforts. For nearly two decades, Gencer served as executive vice president at a Fortune 500 financial institution where she served as head of international human resources, head of enterprise data strategy and analytics in the Chief Data Office, and chief financial officer, chief operating officer, and regional sales director for its Private Wealth division. Her experience also includes serving as a management consultant in the financial services sector and chief financial officer at Intrax, Inc. In 2021, she established Fazilet Consulting—an executive coaching and organizational consulting firm—in which she also serves as an executive coach.

“Cigdem brings extensive experience in managing growth, risk and technology in the financial services industry,” said Tim Myers, President and CEO. “Coupled with her acumen in leadership development, she will be invaluable as we continue to grow our business and execute our mission.”

A resident of San Francisco, Gencer is the board chair of San Francisco-Marin Food Bank. She has served as a speaker for the Women in Leadership Program in the College of Business and Economics at California State University, East Bay, as well as a leadership coach for the executive MBA students at her alma mater, The Wharton School of the University of Pennsylvania, where she earned an M.B.A. in International Strategic Management.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.0 billion, Bank of Marin has 27 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.